Exhibit 99.1

FROM:  EDWARD G. NOVOTNY & ASSOCIATES, INC.
Two Tudor City Place
New York, New York  10017
Tel.: (212) 490-2065

FOR:  HOME HOLDINGS INC.                        FOR IMMEDIATE RELEASE
59 Maiden Lane                                  Wednesday, January 21, 1998
New York, New York  10038


                       HOME HOLDINGS INC. ANNOUNCES
                RESIGNATION OF TWO DIRECTORS IN CONNECTION
                      WITH FEDERAL RESERVE EXEMPTION

         NEW YORK -- Home Holdings Inc. announced today that two of its four directors, Zaid O.B. Pedersen and Jan E.G. Bruneheim, resigned, effective January 15, 1998, from its Board in order to comply with a temporary exemption granted by the Board of Governors of the Federal Reserve System under the U.S. Bank Holding Company Act to permit the Swedish bank Skandinaviska Enskilda Banken ("S.E. Banken") to acquire the Swedish insurance company Trygg-Hansa A.B. The resignations of Messrs. Pedersen and Bruneheim were required to enable S.E. Banken to comply with Regulation K under the Bank Holding Company Act. Messrs. Pedersen and Bruneheim are officers of Trygg-Hansa, the stockholders of which are the beneficiaries of the Home Holdings Inc. Stock Trust, which, in turn, is a principal Home Holdings stockholder.

         In addition to resigning from the Home Holdings Board, Messrs. Pedersen and Bruneheim also resigned from the Boards of several Home Holdings direct and indirect subsidiaries, including The Home Insurance Company, a New Hampshire domiciled property and casualty insurance company and the principal, wholly-owned subsidiary of Home Holdings. The remaining directors will be meeting shortly to address the composition of the respective boards.

         Mr. Pedersen is currently the President of Trygg-Hansa and Mr. Bruneheim is currently the Senior Vice President, Marketing, Investments and Life Products Division, of Trygg-Hansa.